Exhibit 99.3
News Release

FOR IMMEDIATE RELEASE	CONTACT:	Tom Pearson
Kathy Lawton
(617) 621-2345

ARIAD ANNOUNCES ANALYST CONFERENCE CALL
ON THURSDAY, JUNE 27, 2002 AT 9:00 A.M., EASTERN TIME

Cambridge, MA, June 25, 2002 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) announced that it will host a live analyst conference call on Thursday, June 27, 2002 at 9:00 a.m., Eastern Time. ARIAD management will discuss today's announcements of the issuance of a U.S. patent covering methods of treating human disease by regulating NF-kB cell-signaling activity and the filing of a patent infringement lawsuit against Eli Lilly and Co. Further information about these announcements was reported in separate press releases issued earlier today, which are available on ARIAD's website (http://www.ariad.com/news_releases).

The web cast conference call can be accessed by going to the Company's website at http://www.ariad.com/investor. The call will be archived on the Company's website and available for replay beginning approximately two hours after completion of the call until 5:00 p.m., Eastern Time on July 9, 2002.

ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company's development pipeline includes: a drug candidate that controls cell proliferation and nutrient uptake by tumors to treat cancer; a bone-targeted drug candidate to treat the complications of cancer that has spread to bone; a regulated protein therapy product candidate to treat anemia in which the production of erythropoietin is controlled in vivo using an orally administered drug; a T cell immunotherapy product candidate in which a non-immunosuppressive drug may be used to treat graft-vs-host disease following donor bone marrow transplantation - a therapy for cancer and other immune and blood diseases; and dual-action drug candidates that block bone resumption and stimulate bone formation to treat osteoporosis. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-kB cell-signaling activity, which has been implicated in many major diseases.

Additional information about ARIAD can be found on the web at http://www.ariad.com.

Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD'S Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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